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                                                                    Exhibit 99.1

[SHEFFIELD PHARMACEUTICALS, INC. LOGO]


NEWS RELEASE

For further information contact:

THOMAS M. FITZGERALD
Sheffield Pharmaceuticals, Inc.
(585) 292-0310

FOR IMMEDIATE RELEASE

        SHEFFIELD PHARMACEUTICALS ANNOUNCES SENIOR MANAGEMENT CHANGES AND
                               NEW BOARD MEMBERS

ST. LOUIS, MO - APRIL 30, 2002 - Sheffield Pharmaceuticals, Inc. (AMEX:SHM) today announced that Thomas M. Fitzgerald, former chairman has assumed the roles of president and chief executive officer. John M. Bailey, board member since 1997, has assumed the role of chairman. Two new board members, Allan M. Fox and Andrew J. Ferrara, were also appointed. Loren G. Peterson has stepped down as president and chief executive officer of the Company and has also resigned as a director, effective immediately, to pursue other interests.

     "The board of directors has asked me to be more involved in day-to-day operations of the Company, and I am pleased to accept this challenge," said Thomas Fitzgerald. "I welcome the opportunity to lead Sheffield in advancing our exceptional pulmonary technologies. I am particularly pleased that John Bailey has agreed to assume the position of non-executive chairman. He has been a valued member of Sheffield's board since his election in 1997 and his willingness to assume a greater role is important to Sheffield. Allan Fox and Andrew Ferrara are life-long professionals in healthcare with a profound understanding of today's industry, which will broaden the resources available to our Company. I also want to thank Loren Peterson for his service to Sheffield."

     Mr. Fitzgerald joined Sheffield in 1996 and has previously served as chief operating officer and president of Sheffield. He has been a member of the board of directors of the Company since 1997. John M. Bailey, the new chairman, is founder of Bailey Associates, a worldwide strategic advisory firm. Previously, Mr. Bailey had been a member of the board of directors for Fisons plc and was appointed Corporate Development Director with responsibility for worldwide corporate strategic development. Allan M. Fox is founder of FoxKiser, a firm specializing in identifying and enhancing business opportunities and improving market position in the pharmaceutical and biotechnology industries. Mr. Fox had also served as chief of staff and chief legislative assistant to former Senator Jacob K. Javits of New York, and was chief counsel to the U.S. Senate Health and Scientific Research Subcommittee, chaired by Senator Edward M. Kennedy. Andrew
J. Ferrara is founder and president of Boston Healthcare Associates, a consulting firm that helps pharmaceutical and biotechnology companies achieve their development and revenue objectives. Mr. Ferrara was with Eli Lilly & Company for 20 years, most recently as corporate director of new product planning and

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licensing. He was also co-founder and executive vice president of Polygen
Corporation, now Molecular Simulations, Inc., a computer software company serving the pharmaceutical research and chemical industries.

     The Company also announced that Elan Corporation has elected not to nominate a representative for the board of directors. Todd C. Davis, a partner in Apax Partners, Inc., a leading international private equity investment group, will remain on the board of directors as an independent non-executive director. Mr. Davis has been a member of the board since 1998.

     Reporting to Mr. Fitzgerald are Scott A. Hoffmann, Sheffield's vice president finance and administration and chief financial officer, and Thomas A. Armer, Ph.D., Sheffield's chief scientific officer. Dr. Armer leads a team of pulmonary drug delivery professionals who are responsible for the clinical and regulatory development of Sheffield's product pipeline.

     "Sheffield's recent management changes will serve to position the Company for maximum future growth," said Mr. Bailey. "We are confident that the new senior management team led by Tom Fitzgerald and the appointment of additional non-executive independent directors will lead Sheffield toward achieving significant progress with its world-class pulmonary technology and outstanding technical expertise."

     Sheffield has also retained two world-class professionals to participate in the Company's clinical and regulatory efforts: Barry W. Steiger, M.D., formerly of Astra-Zeneca, and Robert B. Parker, Ph.D. formerly of Celltech.

     Sheffield Pharmaceuticals, Inc. provides innovative, cost-effective pharmaceutical therapies by combining state-of-the-art pulmonary drug delivery technologies with existing and emerging therapeutic agents. Sheffield is developing a range of products to treat respiratory and systemic diseases using pressurized metered dose, solution-based and dry powder inhaler and formulation technologies, including its proprietary Premaire(R) Delivery System and Tempo(TM) Inhaler. Sheffield focuses on improving clinical outcomes with patient-friendly alternatives to inconvenient or sub-optimal methods of drug administration. Investors can learn more about Sheffield Pharmaceuticals on its Web site at www.sheffieldpharm.com.


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     This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Important factors that could cause actual results to differ materially from the forward-looking statements include the Company's need to obtain substantial additional capital (through financings or otherwise) to fund its operations and the progress of development, government and regulatory approvals and licensing/commercialization of the Company's technologies. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.